Exhibit 3.1

CERTIFICATE OF FORMATION

OF

TITLEMAX HOLDINGS, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST: The name of the limited liability company is TitleMax Holdings, LLC (hereinafter, the “Limited Liability Company”).

SECOND: The address of the registered office required to be maintained pursuant to Section 18-104 of the Delaware Limited Liability Company Act is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name of its Registered Agent at such address is The Corporation Trust Company.

THIRD: The management of the Limited Liability Company shall be vested in its managers.

Executed on September 25, 2003.

/s/ Leigh Els Wilde
Leigh Els Wilde, Esq.
Organizer